Exhibit 99.1

STATER BROS. SALES AND CUSTOMERS INCREASE
IN THE THIRD QUARTER OF 2013

SAN BERNARDINO, CALIFORNIA (August 13, 2013 )- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and thirty-nine week periods ended June 30, 2013.

The Company’s consolidated sales in the thirteen weeks ended June 30, 2013 were $968.8 million up $19.0 million or 2.00% from the thirteen weeks ended June 24, 2012 consolidated sales of $949.8 million. Prior year’s third quarter sales were affected by the Easter Holiday which fell in the third quarter of fiscal 2012 and in the second quarter of fiscal 2013. Without the impact of the Easter Holiday sales in the third quarter, fiscal 2013 sales increased $29.8 million or 3.18% over the same period of the previous year.

The Company’s thirty-nine weeks ended June 30, 2013 sales were $2.9 billion up $51.2 million or 1.80% from the thirty-nine week prior year sales of $2.8 billion.

Like store sales increased 3.18% for the thirteen weeks ended June 30, 2013 and 1.80% for the thirty-nine weeks of fiscal 2013 compared to the same periods of the prior year.

The Company reported net income for the third quarter ended June 30, 2013 of $10.0 million compared to net income of $7.3 million for third quarter of the prior year. Net income for the thirty-nine week period of fiscal 2013 was $27.0 million compared to $32.7 million for the thirty-nine week period of fiscal 2012.

Brown said, “We are pleased with both our sales growth and growth in customer counts in the quarter and the thirty-nine weeks of fiscal 2013.

We believe that these growths are due to our ‘Valued Customers’ positive response to our ‘Low Price’ marketing strategy of keeping our prices as low as possible during these continued challenging economic times while continuing to provide our customers the service and value they deserve on each of their visits to their local Stater Bros.’ supermarket.

At the beginning of the economic downturn, which has had such a negative impact on our customers, I said that we were in this together with them and the way to retain our customers was to share their pain by keeping our prices low, where possible not passing on the effect of inflation, and continuing to provide them with outstanding service. We have maintained this strategy over the past several years and we continue to see the positive impact on our sales growth. The reduction in our current year-to-date net income reflects a decrease in gross profit margins. We have sacrificed gross margin in the current year periods in order to continue to hold our low prices.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2012 of $3.9 billion. The Company currently operates 166 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.
STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 77 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited
	9/30/2012	6/30/2013
Assets
Current assets
Cash and cash equivalents	$219,800	$228,571
Receivables, net	47,902	36,627
Inventories	229,117	234,428
Other	46,340	42,080

Total current assets	543,159	541,706
Property and equipment, net	607,504	594,372
Deferred debt issuance costs, net	8,397	6,723
Other	49,262	54,063

Total assets	$1,208,322	$1,196,864

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$147,544	$152,403
Accrued expenses and other liabilities	165,951	138,554
Current portion of long-term debt	12,661	11,854

Total current liabilities	326,156	302,811
Long-term debt, less current portion	633,521	622,646
Capital lease obligations, less current portion	1,186	535
Other long-term liabilities	164,837	175,016
Total stockholder’s equity	82,622	95,856

Total liabilities and stockholder’s equity	$1,208,322	$1,196,864

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	6/24/2012	6/30/2013	6/24/2012	6/30/2013
Sales	$949,772	$968,761	$2,848,159	$2,899,401
Gross profit	251,222	257,674	771,589	767,175
Operating expenses:
Selling, general and administrative expenses	216,330	218,779	648,032	654,823
Gain on sale of property and equipment	(326)	(611)	(940)	(2,538)
Depreciation and amortization	11,350	11,329	34,133	34,578
Total operating expenses	227,354	229,497	681,225	686,863
Operating profit	23,868	28,177	90,364	80,312
Interest income	25	19	89	63
Interest expense	(11,630)	(11,478)	(35,314)	(35,055)
Income before income taxes	12,263	16,718	55,139	45,320
Income taxes	4,985	6,761	22,418	18,316
Net income	$7,278	$9,957	$32,721	$27,004